Exhibit 10.79

HANSEN MEDICAL, INC.

2006 EQUITY INCENTIVE PLAN:

NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted restricted stock units (or “units”), pursuant to Section 6(b) of the Hansen Medical, Inc. (the “Company”) 2006 Equity Incentive Plan (the “Plan”), representing shares of Common Stock of the Company on the following terms:

Name of Recipient:	[Name]

Total Number of Units Granted:	[Number]

Date of Grant:	[Grant Date]

Vesting Commencement Date:	[VCD]

Vesting Schedule:	[ ]% of the units subject to this award will vest when you complete each [ ]-month period of “Continuous Service” (as defined in the Plan) after the Vesting Commencement Date.

You and the Company agree that these units are granted under and governed by the terms and conditions of the Plan and the Restricted Stock Unit Award Agreement, both of which are attached to and made a part of this document.

You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

RECIPIENT:	HANSEN MEDICAL, INC.

By:
Title:

HANSEN MEDICAL, INC.

2006 EQUITY INCENTIVE PLAN:

RESTRICTED STOCK UNIT AWARD AGREEMENT

Payment for Units	No payment is required for the units that you are receiving.

Vesting	The units vest in installments, as shown in the Notice of Restricted Stock Unit Award. No additional units vest after your Continuous Service has terminated for any reason.

Forfeiture

If your Continuous Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date. This means that any units that have not vested under this Agreement will be cancelled immediately. You receive no payment for units that are forfeited.

The Company determines when your Continuous Service terminates for this purpose.

Settlement of Units

Each unit will be settled on the first Permissible Trading Day that occurs on or after the day when the unit vests. However, each unit must be settled not later than the March 15 of the calendar year after the calendar year in which the unit vests.

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit. But the Company, at its sole discretion, may substitute an equivalent amount of cash if the distribution of stock is not reasonably practicable due to the requirements of applicable law. The amount of cash will be determined on the basis of the market value of the Company’s Common Stock at the time of settlement.

“Permissible Trading Day”

“Permissible Trading Day” means a day that satisfies each of the following requirements:

•      The Nasdaq Global Market is open for trading on that day,

•      You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended,

•      Either (a) you are not in possession of material non-public information that would make it illegal for you to sell shares of the Company’s Common Stock on that day under Rule

10b-5 of the Securities and Exchange Commission or (b) Rule 10b5 1 of the Securities and Exchange Commission is applicable,

•      Under the Company’s written Insider Trading Policy, you are permitted to sell shares of the

Company’s Common Stock on that day, and

•      You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party.

Section 409A	This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of your “separation from service,” as defined in those regulations. If this paragraph applies, then any units that otherwise would have been settled during the first six months following your separation from service will instead be settled during the seventh month following your separation from service, unless the settlement of those units is exempt from Section 409A of the Code.

Nature of Units	Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash) on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.

Withholding Taxes	No stock certificates or cash will be distributed to you unless you have made arrangements satisfactory to the Company for the payment of any withholding taxes that are due as a result of the vesting or settlement of this award (the “Tax Withholding Obligation”).

In this regard, you authorize the Company, at its sole discretion, to satisfy your Tax Withholding Obligation by one or a combination of the following:

•      Withholding the amount of any Tax Withholding Obligation from your wages or other cash compensation paid to you by the Company.

•      Instructing a brokerage firm selected by the Company for this purpose to sell on your behalf a number of whole shares of Company stock to be issued to you when the units are settled that the Company determines are appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price. Regardless of whether the Company arranges for such sale, you will be responsible for all fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale.

•      Withholding shares of Company stock that would otherwise be issued to you when the units are settled equal in value to the Tax Withholding Obligation. The fair market value of the withheld shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the Tax Withholding Obligation.

•      Any other means approved by the Company.

You agree to pay to the Company in cash any amount of Tax Withholding Obligation that the Company does not elect to satisfy by the means described above.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Continuous Service continues and for such period of time after the termination of your Continuous Service as the Company may specify.

Employment at Will	Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Continuous Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Beneficiary Designation	You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.

Effect of Merger	If the Company is a party to a merger, consolidation or reorganization, then your units will be subject to the applicable provision of the Plan, provided that any action taken must either (a) preserve the exemption of your units from Section 409A of the Code or (b) comply with Section 409A of the Code.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement and the Notice of Restricted Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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